Exhibit 99.1

FOR IMMEDIATE RELEASE October 6, 2011	INVESTOR CONTACT:	Rob Campbell Nordstrom, Inc. (206) 233-6550

	MEDIA CONTACT:	Colin Johnson Nordstrom, Inc. (206) 303-3036

Nordstrom Reports September Sales

SEATTLE, Wash. (October 6, 2011) – Nordstrom, Inc. (NYSE: JWN) today reported a 10.7 percent increase in same-store sales for the five-week period ended October 1, 2011 compared with the five-week period ended October 2, 2010. Preliminary total retail sales of $943 million for September 2011 increased 16.3 percent compared with total retail sales of $810 million for the same period in fiscal 2010.

Quarter-to-date same-store sales increased 9.0 percent compared with the same period in fiscal 2010. Preliminary quarter-to-date total retail sales of $1.63 billion increased 14.6 percent compared with total retail sales of $1.43 billion for the same period in fiscal 2010.

Year-to-date same-store sales increased 7.4 percent compared with the same period in fiscal 2010. Preliminary year-to-date total retail sales of $6.58 billion increased 12.8 percent compared with total retail sales of $5.83 billion for the same period in fiscal 2010.

SALES RECORDING

To hear Nordstrom’s pre-recorded September sales message, please dial (402) 220-6036. This recording will be available for one week.

SEPTEMBER SALES RESULTS

(unaudited; $ in millions)

	Total Retail Sales			Same-store Sales
	Fiscal 2011(1)	Fiscal 2010	Percent Increase	Total	Nordstrom(2)	Nordstrom Rack

September	$943	$810	16.3%	10.7%	11.1%	8.7%

Quarter-to-date	$1,634	$1,425	14.6%	9.0%	9.8%	6.5%

Year-to-date	$6,579	$5,832	12.8%	7.4%	8.3%	3.9%

Number of stores	10/1/11	10/2/10
Nordstrom	117	115
Nordstrom Rack and other	105	85

Total	222	200

Gross square footage	24,638,000	23,687,000

   (1)Includes sales made through HauteLook, Nordstrom’s online private sale subsidiary.

    (2)Nordstrom, formerly referred to as “Multi-channel,” includes Nordstrom full-line stores and Direct.

EXPANSION UPDATE

In September, Nordstrom opened two Nordstrom full-line stores at The Mall at Green Hills in Nashville, Tenn. and Saint Louis Galleria in St. Louis, Mo. and six Nordstrom Rack stores at West Covina Mall in West Covina, Calif.; South Bay Center in Redondo Beach, Calif.; Middlesex Commons in Burlington, Mass.; Rivers Edge in Indianapolis, Ind.; Cascade Plaza in Tigard, Ore.; and Orchard Corners in Lenexa, Kan.

Today, Nordstrom opens a Nordstrom Rack store at Market at Town Center in Sugar Land, Texas. Additionally, in October Nordstrom plans to open two Nordstrom Rack stores at The Corner in Tucson, Ariz. and at Westfield Plaza Bonita in National City, Calif.

FUTURE REPORTING DATES

Nordstrom’s planned financial release calendar for the next three months currently includes:

October Sales Release	Thurs., November 3, 2011
Third Quarter Earnings Release	Thurs., November 10, 2011
November Sales Release	Thurs., December 1, 2011
December Sales Release	Thurs., January 5, 2012

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 223 stores in 30 states, including 117 full-line stores, 102 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to maintain our relationships with vendors; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, including our ability to realize the anticipated benefits from such acquisitions, and the timely completion of construction associated with newly planned stores, relocations and remodels, which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 29, 2011, and our Forms 10-Q for the fiscal quarters ended April 30, 2011 and July 30, 2011, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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